Exhibit 10.6
Note: Certain information has been omitted from this exhibit and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended. The locations of these omissions are indicated in the exhibit by the following markings: [**].
MORTGAGE NOTE

$207,000.00	Mineola, New York
March 2000
FOR VALUE RECEIVED, Roberto Perez and Astrid Perez, both residing at [**], promises to pay to PALL CORPORATION or order at 2200 Northern Boulevard, East Hills, New York or at such other place as may be designated in writing by the holder of this note, the principal sum of TWO HUNDRED SEVEN THOUSAND ($207,000.00) dollars with interest thereon to be computed from the date hereof, at the rate of -0- per centum per annum and to be paid as follows:
See Schedule A annexed hereto and made a part hereof.
IT IS HEREBY EXPRESSLEY AGREED, that the said principal sum secured by this note shall become due at the option of the holder thereof on the happening of any default or event by which, under the terms of the mortgage securing this note, said principal sum may or shall become due and payable; also, that all of the covenants, conditions and agreements contained in said mortgage are hereby made part of this instrument.
Presentment for payment, notice of dishonor, protest and notice of protest are hereby waived.
This note is spoured by a mortgage made by the maker to the payee of even date herewith, on property situate in the county of Suffolk, known as [**].
This note may not be changed or terminated orally.

/s/ ROBERTO PEREZ
Roberto Perez

/s/ ASTRID PEREZ
Astrid Perez